UNITED STATES BANKRUPTCY COURT
	MIDDLE DISTRICT OF FLORIDA
	TAMPA DIVISION


In re:

AMERICAN ENTERPRISE.COM CORP.,		Chapter 11 Case
Case No.: 01-07965-8W1
Debtor.
_________________________________________/

	FIRST AMENDED PLAN OF REORGANIZATION OF
	AMERICAN ENTERPRISE.COM CORP.


American Enterprise.com, Corp., the above-captioned debtor and debtor-in-possession, hereby files and proposes its First Amended Plan of Reorganization in the form and content set forth herein.




LAW OFFICES OF DOMENIC L. MASSARI, III
Domenic L. Massari, III, Esquire
601 S. Fremont Avenue
Tampa, Florida 33606
(813) 253-3400
(813) 258-8844 (Fax)
Attorneys for Debtor

	TABLE OF CONTENTS


	Page No.



ARTICLE 1  - Definitions ................................... 3

ARTICLE 2  - Classes of Creditors .......................... 5

ARTICLE 3  - (Class I)   Administrative Expense............. 5

ARTICLE 4  - (Class II) Priority Claims..................... 6

ARTICLE 5  - (Class III) Claim of Equipment Leases.......... 6

ARTICLE 6  - (Class IV) Unsecured Claims ................... 6

ARTICLE 7  - (Class V) Stockholder Claims................... 7

ARTICLE 8  - Anticipated Means of Execution ................ 7

ARTICLE 9 - Class Provided For ............................  7

ARTICLE 10 - Classes Impaired .............................. 8

ARTICLE 11 - Conditions to Confirmation .................... 8

ARTICLE 12 - Executory Contracts ........................... 9

ARTICLE 13 - General Provisions ............................ 9

	ARTICLE I - Definitions

1.1	"Allowed Claim"		means a Claim filed on or before the last date
set by the Court for filing proofs of claim and allowed by Court Order in accordance with Bankruptcy Code Section 502(a), or, if no proof of claim is filed, a Claim which is listed by the Debtor as liquidated in amount and not disputed or contingent, and, in either case, a Claim to which no objection to the allowance thereof has been timely filed or to which an objection is timely filed and such Claim has been allowed in whole or in part by a Final Order of the Bankruptcy Court

1.2	"Bankruptcy Code"		means The Bankruptcy Reform Act of 1978,
as amended, 11 U.S.C. s/s101, et seq.

1.3	"Bankruptcy Court"		means the United States Bankruptcy Court
 for the Middle District of Florida, Tampa Division.

1.4	"Claim"				means any right to payment, whether or
not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, legal, equitable, secured or unsecured; or any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

1.5	"Confirmation"			means entry by the Bankruptcy Court of
the Confirmation Order.

1.6	"Confirmation Date"		means the date upon which the
Bankruptcy Court enters the Confirmation Order.

1.7	"Confirmation Order"	means the Order of the presiding Bankruptcy
Court judge confirming this Plan and finding that it has been accepted by the requisite majority of creditors, was accepted in good faith, is in the best interest of creditors, is feasible or is otherwise a confirmable Plan within the meaning of the Bankruptcy Code.

1.8	"Consummation Date"		means the 11th day after the entry of
the Confirmation Order and at which time no motion for rehearing, notice of appeal, stay pending appeal, proceeding for review or appeal, nor posting of a supersedeas bond, nor other challenge against the Confirmation Order is pending, at which time the Confirmation Order has become final and non-appealable. For the purposes of this Plan the Consummation date shall also be the "Effective Date: of the Plan for purposes of Bankruptcy Code s/s 1129.

1.9  "Creditor" 			means all Persons within the meaning
of Section 101(10) of the Bankruptcy Code.

1.10	"Debtor" 				means American Enterprise.com,
Inc., the debtor-in-possession and proponent of this Plan.

1.11	"Debtor's Property"		means all assets and property of the
Debtor, whether legal or equitable, tangible or intangible, real or personal, that constitute property of the Debtor's estate within the meaning of Section 541 of the Bankruptcy Code, including, without limitation, those assets described in the Debtor's Schedules.




1.12	"Person"				means any individual,
corporation, partnership, joint venture, trust, estate or unincorporated organization, or any government or agent or political subdivision thereof.


1.13	"Plan"				means this First Amended Plan of
Reorganization as currently filed or hereafter amended pursuant to Chapter 11 of the Bankruptcy Code or any applicable Rule promulgated thereunder.

1.14 Acquired Entity		means HealthCentrics, Inc.,an operating
corporation that will be acquired by the Debtor's public company, in exchange solely for the issues of shares in the Debtor.

1.15 AESI					means American Enterprise
Solutions, Inc., a reorganized Florida corporation.


	ARTICLE 2 - Classes of Creditors

2.1	For the purposes of this Plan, there shall be the following classes of
Creditors of the Debtor:

CLASS I	Administrative Expense Claims

CLASS II	Priority Claims

CLASS III	Equipment Leases

CLASS IV	Unsecured Claims

CLASS V	Stockholder Claims

2.2	By including any Creditor by name in any class herein is solely for purposes of description and shall include all assignees, heirs, devisees, transferees or successors-in-interest of any kind or nature of the named Creditor.




	COMPOSITION AND TREATMENT OF CREDITOR CLASSES


	ARTICLE 3 - (Class I) Administrative Expense Claims

3.1	The Claims of this Class of Creditors shall be unimpaired.

3.2 The administrative expenses incurred by the Debtor for attorneys' fees, accounting fees and consulting fees, if any, relating to the filing, administration and Confirmation of this Plan shall be paid by John Stanton or one of his affiliated entities. All professionals employed by the Debtor shall file a waiver of any right or claim against the Debtor at the time of Confirmation and shall seek payment only from John Stanton for fees, costs or other expenses incurred or charged in this case. The Court shall retain jurisdiction to consider the amount of such fees if any creditor or the Court on its own motion desires to review or approve such fees, costs and expenses even though they are being paid outside the Plan by a third party.

3.3	The Debtor believes that no party or entity will hold an allowed administrative claim in this case. However, the Debtor shall pay all allowed administrative expenses, except those provided for in Section 3.2, in full and in cash within thirty (30) days after the Consummation Date of this Plan or make satisfactory payment arrangements with the administrative claimants by the consummation date of the Debtor's Plan.

	ARTICLE 4 - (Class II) Priority Creditors

4.1	The claims of this Class of Creditor shall be unimpaired.

4.2 The Debtor believes it has no priority creditors. All allowed priority creditors will be paid in accordance with their priority and requirements for payment under the terms of Bankruptcy Code Section 507.

	ARTICLE 5 - (Class III) Claim of Equipment Leases

5.1 	The Claims of this Class of Creditors shall be impaired.


5.2 The Debtor was a guarantor on various equipment leases for its subsidiaries and affiliates and has one direct lease with IBM Credit Corp., having a balance of approximately $1,000. The Debtor has or will consent to relief from stay for virtually all equipment leases previously used in the operation of its business of its subsidiaries' business, most notably, the leases with Siemens Credit Corp. for imaging and diagnostic use, previously used by the Debtor's operating subsidiaries. The Debtor intends to reject all leases of personal property on which it had or has any liability.

5.3 The entry of the Confirmation Order shall act as an Order rejecting all equipment leases, not previously rejected, and authorize all leasing companies that had not obtained possession of their equipment under rejected leases to secure possession of this equipment upon reasonable notice to the Debtor.

5.4 All creditors holding claims for rejected equipment leases shall be treated under Class IV of the Plan as Unsecured Creditors.

ARTICLE 6 - (Class IV) Claims of Unsecured Creditors

6.1	The Claims of this Class of Creditor shall be impaired.

6.2 The Class of Unsecured Creditors shall consist of all creditors not otherwise provided for in this Plan, holding unsecured claims allowed by this Court and are estimated, when final allowance is determined, to total approximately $7,000,000.

6.3 All creditors holding allowed unsecured claims shall have the option of receiving a distribution from the estate in either the manner described in
6.3(a) or the manner described in 6.3(b).

a. The Allowed Unsecured Creditors' pro rata share of the $50,000 unsecured claim fund established from the $50,000 contributed by John Stanton upon entry of the Confirmation Order. If this election is made, the unsecured creditors' making this election shall be paid in cash their pro rata percentage (based on the total amount of allowed unsecured claims) of the $50,000 claims fund ten days after no timely objection is filed to a creditor's claim or if an objection is filed ten days after an Order Allowing Claims in this case becomes final and non-appealable, or, alternatively


b. The unsecured creditor shall be entitled to receive, in kind, its pro rata share (based on the total amount of allowed unsecured claims) of 4,500,000 shares of stock, which shall be set aside as authorized, reserved and unissued shares of the Debtor after the HealthCentric acquisition for creditors making this election. This option, if exercised by all Allowed Unsecured Creditors, will be estimated to deliver unsecured creditors' shares equaling approximately fifteen (15%) percent(less a reduction of this percentage for the pro rata share of claimants electing cash under 6.3(a) and subject to the adjustment provisions of Article 8 hereof) of the issued and outstanding stock of the Debtor, after the acquisition of the Acquired Entity and prior to any possible conversion of preferred or other convertible instruments to common stock.
 The stock distribution to creditors electing treatment under this section 6.3(b)shall occur sixty days after the acquisition of the Acquired Entity or ten days after an Order allowing a claim is entered if a claim is objected to. It is anticipated that the Acquired Entity will be issuing additional equity shares to raise capital so the total percentage ownership by the Debtor's creditors will likely be less than the percentages set forth herein.

c. The stock distributed hereunder shall be distributed solely on account of antecedent debt and pursuant to the provisions of the Bankruptcy Code relating to distribution of stock on account of pre-petition debt.

d. Any creditor not specifically electing a stock distribution, shall be deemed to have conclusively elected a cash distribution from the $50,000 unsecured claims fund.

	ARTICLE 7 - (Class V) Stockholder Claims

7.1	The Claims of this Class of Creditor shall be impaired.

7.2	The existing Class of stockholders shall retain their approved
2,250,000 shares of common stock in the Debtor.

7.3 The purpose of retaining the existing shareholders at a substantially reduced percentage of ownership is to maintain the public company nature of the Debtor after its acquisition of the Acquired Entity and provide sufficient shares of public stock such that a meaningful trading market of unrestricted stock will exist to benefit the creditors and all other claimants.

	ARTICLE 8 - Anticipated Means of Execution


The anticipated means of execution for this Plan shall be that the Debtor will acquire all shares of HealthCentrics, Inc. in exchange for approximately 20,000,000 newly issued shares of the Debtor. The acquisition will contain generally the terms set forth in that Letter of Intent executed between the Debtor and HealthCentrics, Inc. on August 28, 2002. A copy of that Letter of Intent is annexed to the First Amended Disclosure Statement as Exhibit "B". A definitive agreement will not substantially modify the capital structure of the reorganized Debtor described herein and will be consistent with the terms of the Letter of Intent.

The Debtor's capital structure after the acquisition will place 20,000,000 shares of common stock, (subject to 144 restrictions)on sale or disposition in the hands of the HealthCentrics, Inc. shareholders. Up to 4,500,000 shares could be placed in the hands of unsecured creditors. In addition, 2,250,000 shares will be retained by the existing shareholders. The creditor and shareholder shares will be free-trading and unrestricted. Because John Stanton located HealthCentrics, Inc., has paid all of the costs associated with the acquisition, including, but not limited to accounting fees, attorneys' fees, audit fees, SEC compliance costs and provided bridge financing and capital to HealthCentrics, Inc. so that the acquisition by the Debtor could occur, Stanton will be entitled to retain all rights of AESI that he has acquired under the AESI Plan relating to the rights to acquire additional stock in the Debtor through conversion of preferred stock or otherwise.
This could result in the issuance of approximately an additional 4,000,000 shares. Stanton's estimates that he has spent in excess of $250,000 to arrange and cause this acquisition to occur benefitting all creditors in this case.

As additional incentive to the unsecured creditors desiring to exchange their claims for a stock distribution, the Confirmation Order and the acquisition agreement will provide that the up to 4,500,000 shares of common stock be made available to unsecured creditors will have a market value of at least $250,000 by no later than one year after it is issued.
In the event that the stock price on the NASDAQ pink sheets or OTC-BB exchange does not reach 5.5 cents per share during the year, then additional shares will be issued such that the unsecured creditor receive at least $250,000 or at least 5.5 cents per share in value for their portion of the 4,500,000 shares. The stock is currently trading at 12 cents per share which means that the value to unsecured creditors at the current share price is $560,000 or approximately 10 cents on the dollar for estimated allowed claims.

The AESI Plan has been confirmed and the initial payments due under the Plan totaling approximately $200,000 have been made by a Stanton-related entity.


All creditors should be aware that the accounting firm of Baumann, Raymondo & Company have estimated the fair market value of a 100% interest, on an enterprise basis, in HealthCentrics, Inc. as of May 31, 2002 to be $23,100,000. Of course, this valuation does not take into consideration the existing debt structure of HealthCentrics, Inc. and is based on future sales assumptions. The key portions of the valuation of HealthCentrics, Inc. including relevant projections are annexed hereto as Exhibit "B". A more detailed summary ofthe Baumann, Reymondo report can be obtained by prepayment of $10.00 accompanied by a request in writing to counsel for the Debtor by letter or fax.

Pursuant to the provisions of the Plan, the stock issued to unsecured creditors shall be free-trading and saleable in the marketplace at such time as the creditors may desire to dispose of the shares.

Currently, the shares of the Debtor trade under the symbol AMER on the pink sheets. However, by virtue of the funds infused by John Stanton, it is anticipated that, within 90 days after Confirmation, the Debtor's stock will be trading on the over-the-counter bulletin board exchange, commonly referred to as OTC-BB. This may make the purchase and sale of shares easier as it provides an electronic medium for trading shares.

	ARTICLE 9 - Classes Provided For

All classes of the Debtor's creditors are provided for by this Plan, or are not affected, or are unimpaired.

     		ARTICLE 10 - Classes Impaired

The creditors in Classes I and II are unimpaired. All other Classes under this Plan may be impaired.

	ARTICLE 11 - Conditions to Confirmation

The following constitute the conditions for Confirmation of this Plan of
Reorganization:

1. Administrative expenses and priority claims, cash requirements to Confirmation and all other amounts that need to be paid in cash at or about the time of the Consummation Date do not exceed $100,000

2. The Confirmation Order contains appropriate language acknowledging the acquisition and acknowledging the assets, if any, of the Debtor are, upon Confirmation, free and clear of all claims, liens or interests.

3. The Confirmation Order discharge the Debtor of any and all pre-petition debts and revests the Debtor with all the Debtor's property.


4. The Debtor determines that any action taken by any governmental or administrative agency with regard to the Debtor, its assets or its shares will not continue post-Confirmation and that provisions relating to change of control and similar provisions that might restrict the use of tax or other attributes are inapplicable to the merger transaction under the provisions of the Bankruptcy Code and applicable law.

5. The Court determine that the Debtor's issuance of stock, pursuant to the Plan is stock issued pursuant to Bankruptcy Code Section 1145 and that the stock issued is exempt from securities laws as provided in Bankruptcy Code
Section 1145.

6. The Court authorizes the retention of the Debtor's shares in Brandon Diagnostic Center, Inc. and Sunpoint Diagnostic Center, Inc.

7. The Court issue an appropriate Channeling Order or other post-petition injunctive relief as may be necessary to effectuate the acquisition of HealthCentrics, Inc. and to complete the performances and requirements under this Plan.

	ARTICLE 12 - Executory Contracts

Pursuant to this Plan, all rights of the Debtor shall be reserved through the Confirmation Date with respect to the assumption or rejection of executory contracts that the Debtor has not heretofore assumed or rejected upon notice to the parties to any such agreements and to such other parties-in-interest as the Court may designate.

	ARTICLE 13 - Retention of Jurisdiction


1. The Bankruptcy Court shall retain jurisdiction over the Debtor, the Reorganized Debtor, and all parties provided for in this Fourth Amended Plan for up to three (3) years after the Confirmation Date in order to effect the terms of the First Amended Plan and resolve any disputes in connection with the Confirmation of the First Amended Plan. The Reorganized Debtor, or other parties in interest shall have up to sixty (60) days after the Confirmation Date to object to any or all scheduled or filed Claims or any other Claims. Failure to timely object shall result in such Claims being deemed Allowed Claims or they shall be deemed allowed.

2. In addition, the Court shall retain such jurisdiction necessary:

1. To resolve all objections to claims;

2. To correct any defect and to cure any omission or inconstancy in the First Amended Plan or the Confirmation Order as may be necessary to carry out the purposes and intent of the First Amended Plan or the provisions of the Bankruptcy Code, on notice or ex parte, as the Bankruptcy Court shall determine to be appropriate;

3. To modify, enforce or interpret the terms of the First Amended Plan pursuant to the Bankruptcy Code and Bankruptcy Rules;

4. To enter any order, including an injunction, necessary to enforce the title, right and power of the Debtor;

5. To enter any order concluding and terminating this case; and

6. To enter any order directing the Debtor and all other persons to execute such documents as are necessary to effect the terms of the First Amended Plan;

	ARTICLE 14 - General Provisions

Should any payment under the Plan come due on a non-business day, then such due date shall be extended to the next business day.

Non-business days shall include Saturday, Sunday and any day on which commercial banks in the State of Florida are required or authorized by State or Federal law to close.

Any and all notices hereunder shall be in writing. If such notice is sent by telegram, telex or facsimile transmission, it shall be deemed to have been given when sent, and if by mail, shall be deemed to have been given three days after the postmarked date when sent by registered or certified mail, postage prepaid, and addressed as follows:

With a copy to:

American Enterprise.com, Inc.
Post Office Box 24567
Tampa, FL 33623
Attention: John Stanton, Chairman of the Board

and

Law Offices of Domenic L. Massari, III
Counsel to American Enterprise.com, Inc.
601 S. Fremont Avenue
Tampa, Florida 33606
Attention: Domenic L. Massari, III, Esquire


or at such other address, if any, as the Debtor may have designated as its address for such service.

DATED: October 11, 2002

LAW OFFICES OF
DOMENIC L. MASSARI, III

By  S/S DOMENIC L. MASSARI, III
   Domenic L. Massari, III
   Florida Bar Number 238988
   601 S. Fremont Avenue
   Tampa, Florida 33606
        (813) 253-3400
   (813) 258-8844 (Fax)
   Attorneys for Debtor

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